Exhibit 10.9

                              HANNAFORD BROS. CO.
                         1993 LONG TERM INCENTIVE PLAN
              (as amended and restated, effective January 4, 1998)

      1. PURPOSE. The purpose of this Plan is to provide additional compensation as an incentive to selected key employees upon whose efforts the continued successful and profitable operations of Hannaford Bros. Co. are largely dependent, and to ensure the continued availability of the services of selected key employees to Hannaford Bros. Co.

      2. DEFINITIONS. As used in this Plan, unless the context clearly indicates otherwise:

      (a) "Actual Award" means the amount payable to a Participant pursuant to Section 5.

      (b) "Award Period" means a period of at least 3 fiscal years, as designated by the Committee.

      (c) "Basic Award" means the percentage of a Participant's
 Compensation, not exceeding 25 percent, determined by the Committee pursuant to Section 3.

      (d) "Board" means the Board of Directors of Hannaford Bros. Co.; provided, however, that in all instances in which the Board exercises any discretion under the Plan with respect to the amount of an Actual Award, "Board" means only those members of the Board of Directors of Hannaford Bros. Co. who have not been employees of the Corporation or one of its Subsidiaries.

      (e) "Committee" means the Human Resources Committee of the Board.

      (f) "Compensation" means, effective with respect to Award Periods commencing after December 2, 1996, the aggregate base salary and annual incentive compensation earned by a Participant during an Award Period (or during the portion of an Award Period for which he or she is a Participant) for services rendered to the Corporation or one of its Subsidiaries, without regard to any deferral of such amounts.

      (g) "Corporation" means Hannaford Bros. Co.

      (h) "Earnings Per Share" means earnings per share as reported in the Consolidated Statement of Earnings in the Corporation's Annual Report, but before any extraordinary items that the Board, in its sole discretion, disregards for purposes of the Plan.

      (i) "Participant" means an employee of the Corporation or one of its Subsidiaries to whom a Basic Award has been made under the Plan.

      (j) "Performance Goal" means a growth objective established by the Committee pursuant to Section 4.

      (k) "Plan" means the Hannaford Bros. Co. 1993 Long Term Incentive Plan, as it may be amended from time to time.

      (l) "Subsidiary" means a corporation of which Hannaford owns directly or indirectly at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

      3. PARTICIPATION. The Committee shall: (a) designate which, if any, employees of the Corporation or a Subsidiary shall be Participants for an Award Period; (b) determine the duration of such Award Period; and (c) award a Basic Award for each such Participant. The Basic Award of a Participant who is promoted during an Award Period to a position with respect to which a higher Basic Award is in effect shall adjust automatically to reflect for the remainder of the Award Period the higher Basic Award. The Committee may designate that a newly hired or newly promoted employee of the Corporation or a Subsidiary shall be a Participant for an Award Period that commenced prior to the date of such designation.

      4. PERFORMANCE GOALS. The Committee shall establish both a low and a high Performance Goal for each Award Period. The Performance Goals for any Award Period need not be the same with respect to all Participants.

      The Performance Goals for an Award Period shall be expressed in terms of cumulative Earnings Per Share, stock price, a combination thereof or a similar quantifiable measure. The low Performance Goal ("Low Goal") shall represent, in the sole judgment of the Committee, at least minimally acceptable performance. The high Performance Goal ("High Goal") shall represent, in the sole judgment of the Committee, a challenging but attainable goal.

      5. ACTUAL AWARDS. The amount of the Actual Award, if any, that is earned by a Participant during an Award Period shall be determined initially as follows:

      (a) if the Corporation's actual performance equals the Low Goal, the Actual Award shall be the percentage of the Basic Award established by the Committee at the beginning of the Award Period; and

      (b) if the Corporation's actual performance equals the High Goal, then the Actual Award shall equal 100% of the Basic Award.

      If actual performance exceeds the High Goal, in no event shall a Participant's Actual Award exceed 150% of the Basic Award. Further, no Actual Award shall be paid if the Corporation's actual performance is less than the Low Goal. If the Corporation's actual performance exceeds the Low Goal but does not equal the High Goal, then the Actual Award shall equal a percentage (not less than the percentage established for attainment of the Low Goal and not more than 100%) of the Basic Award as determined by the Committee at the beginning of the Award Period.

      The Committee shall have the right to adjust the Actual Award if it finds such adjustment necessary to provide fair and equitable treatment of the interests of both the Participants and the Corporation's shareholders.

      The Board shall have the right to adjust the Actual Award of any Participant, either increasing or decreasing the same, if in its sole judgment the Actual Award is inconsistent with the Participant's performance during the relevant Award Period, measured individually or as a member of a group. In exercising this discretion, the Board may rely on reports or other information furnished to it, either directly or through the Committee, by the Chief Executive Officer of the Corporation.

      6. PAYMENT OF ACTUAL AWARDS. The Actual Award earned by a Participant shall be paid after the close of the final fiscal year of the relevant Award Period. In the sole discretion of the Committee, an Actual Award may be paid in cash, common stock of the Corporation at fair market value at the time of payment, or any combination of cash and common stock. Payment in the form of common stock may be subject to restrictions on transfer and vesting and to such other terms, conditions and restrictions as the Committee may determine in a separate written instrument.

      Prior to the payment of any Actual Award, the Board shall review the aggregate amount of all such Awards then payable to determine whether the consolidated earnings and return on assets of the Corporation are adequate to justify such payments. If in its sole judgment the Board determines that such earnings or return are inadequate, it shall have the right to disallow, in whole or in part, any Award, and the Corporation shall not have any obligation to any Participant for any portion of an Award so disallowed.

      7. TERMINATION OF EMPLOYMENT. If a Participant terminates employment with the Corporation and its Subsidiaries during an Award Period because he or she retires under the Hannaford Cash Balance Plan, becomes disabled or dies, such Participant shall be entitled to an Actual Award based on his or her during the portion of the Award Period that he or she was actively employed. Any Actual Awards payable to a deceased Participant shall be paid to his or her estate.

      Upon a Participant's termination of employment for any reason other than retirement or disability, the dates on which the Participant's Basic Awards become Actual Awards under the Plan shall be accelerated to the last day of the fiscal year in which the termination occurs. For purposes of calculating the Participant's Actual Award for any Award Period curtailed by reason of such acceleration, the Committee shall reestablish the High and Low Performance Goals to reflect only the number of years in the curtailed Award Period.

      If a Participant's employment terminates during an Award Period for any reason other than retirement, disability, or death, the Participant shall forfeit any Actual Award otherwise payable, unless the Committee determines that such Award shall be paid, in whole or in part, in accordance with this Section.

      8. ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the Committee by this Plan, and shall have sole and complete authority to construe and interpret the Plan. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties, unless otherwise determined by the Board.

      9. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Maine.

      10. AMENDMENT OR TERMINATION OF PLAN. The Committee may amend or terminate this Plan at any time; provided, however, that no such action shall affect the rights of a Participant with respect to any Award to which the Participant became entitled prior to the effective date of such action.

      11. ACCELERATION OF AWARDS UPON CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event, the dates on which Basic Awards become Actual Awards under the Plan shall be accelerated to the date of such Event. For purposes of calculating Actual Awards for any curtailed Award Period, the Committee shall reestablish the High and Low Performance Goals to reflect only the number of years and full calendar months in the curtailed Award Period.

      Payment of an Actual Award determined pursuant to this Section shall be made in a lump sum cash payment on or before the earlier of the following dates: (i) 90 days after the Participant's employment with the Corporation terminates; or (ii) 90 days after the close of the final fiscal year of the relevant Award Period, without regard to any curtailment pursuant to this Section.

      If any acceleration or payment pursuant to this Section is, in the sole judgment of the Committee as constituted prior to the occurrence of the Change in Control Event, unnecessary to protect Participants' rights under the Plan, the Committee may make such other adjustments (or make no adjustments) as it deems appropriate to protect Participants' rights, in lieu of the protections provided in this Section.

      The term "Change in Control Event" shall have the meaning given such term in the Hannaford Supplemental Executive Retirement Plan.

      12. NONALIENATION OF BENEFITS. Awards under this Plan shall not be subject to alienation, assignment, garnishment, attachment or levy of any kind, and any attempt to cause an award to be so subjected shall not be recognized.

      13. EFFECTIVE DATE. This Plan was originally effective January 3, 1993. The effective date of this amendment and restatement of the Plan shall be January 4, 1998.

      14. TRANSITION RULES. If in any fiscal year a Participant is entitled to payment of an Actual Award under this Plan and payment of an actual award under the Company's 1980 Long Term Incentive Plan ("Prior Plan"), the amount payable under this Plan for such year shall be reduced by the amount paid under the Prior Plan for such year.

      The Committee may designate that a newly hired or newly promoted employee of the Corporation or a Subsidiary shall be a Participant for an award period that commenced under the Prior Plan after 1988 and prior to the original effective date of this Plan. In such event, the Participant's Actual Award shall be determined based on the low and high performance goals established by the Human Resources Committee under the Prior Plan for such award period.